FlexEnergy Energy Systems
30 New Hampshire Avenue
Portsmouth, NH 03801
www.flexenergy.com

Boris Maslov

Ener-Core Power, Inc.

9400 Toledo Way

Irvine, CA 92618

June 28, 2013

Subject:	Order Acknowledgement: Ener-Core Power, Inc., Purchase Order No FPG00038, Project reference: EECT

Mr. Maslov:

Thank you for the subject purchase order in the amount of $320,000.00 USD for one MT250EX Turbine and special engineering support as described in the referenced Purchase Order and FlexEnergy Energy Systems Inc. Proposal 20130626-1 dated 26 June 2013.

Proposal Clarifications:

Scope of Supply.

1.	In the event of any conflict or inconsistency between the Terms and Conditions of Sale (including International Warranty) of FlexEnergy Energy Systems, Inc. (“Company”) and any Purchase Order or other document proposed by Customer, Company’s Terms and Conditions will control.

2.	Scope of supply is as stated on PO and as further clarified in FlexEnergy proposal. Additional scope beyond these 2 guiding documents requested will be quoted and agreed to by both parties prior to start of work on added scope.

Payment Terms:

1.	FlexEnergy agrees to payment terms as described in the Proposal.

a.	20% payment due upon acceptance of Order Acknowledgment.

i.	Payment of $64,000.00 received by wire transfer on 6/28/2013

b.	30% payment due 60 days prior to shipment or at time of order acknowledgement, whichever is later.

c.	Balance due net 30 days after date of shipment, FOB plant.

FlexEnergy Energy Systems
30 New Hampshire Avenue
Portsmouth, NH 03801
www.flexenergy.com

Shipping Terms:

1.	Shipping is FOB shipping point, Portsmouth, NH as stated in Proposal.

a.	Shipment date is 12 weeks after the date of this letter, assuming the electrical cabinet is received in-house early enough in advance. The exact requirement for cabinet delivery will be determined at a later date.

b.	Early shipment to be coordinated with customer and FlexEnergy Energy Systems Inc. to include 50% of payment of the total balance prior to shipment of equipment, the rest due net 30 days after shipment.

The FlexEnergy contact person who will manage your order is:

Michael Sheffey

Phone: (603) 430-7111

michael.sheffey@flexenergy.com

Once again thank you for your business and we look forward to a successful project with Ener-Core. If any of the above is not your understanding, please notify us immediately.

Sincerely,

Chris Dirk

Controller

FlexEnergy Energy Systems Inc.

Cc: Dan Whelan, Chris Dirk, Bob Campbell, Andy Freeman, Mike Sheffey

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